Exhibit 10.1

EQUITY JOINT VENTURE CONTRACT

FOR

COOPER (QINGDAO) TIRE CO. LTD.

BY AND BETWEEN

QINGDAO YIYUAN INVESTMENT CO., LTD.

AND

COOPER TIRE (CHINA) INVESTMENT CO., LTD

AND

COOPER TIRE HOLDING COMPANY

January 4, 2016

TABLE OF CONTENTS

CHAPTER 1	DEFINITIONS	2

CHAPTER 2	PARTIES TO THE CONTRACT	2

CHAPTER 3	THE JOINT VENTURE	3

CHAPTER 4	PURPOSE, BUSINESS SCOPE AND SCALE OF THE JOINT VENTURE	3

CHAPTER 5	TOTAL INVESTMENT AND REGISTERED CAPITAL	4

CHAPTER 6	REPRESENTATIONS AND WARRANTIES	7

CHAPTER 7	RESPONSIBILITIES OF THE PARTIES	8

CHAPTER 8	BOARD OF DIRECTORS	9

CHAPTER 9	OPERATION AND MANAGEMENT	14

CHAPTER 10	LABOR MANAGEMENT	16

CHAPTER 11	FINANCIAL AFFAIRS AND ACCOUNTING	16

CHAPTER 12	COMPLIANCE WITH APPLICABLE LAWS	18

CHAPTER 13	PROFIT DISTRIBUTION	21

CHAPTER 14	TAXATION AND INSURANCE	21

CHAPTER 15	PURCHASE OF MATERIALS AND SALE OF PRODUCTS	22

CHAPTER 16	CONFIDENTIALITY AND NON-COMPETE	22

CHAPTER 17	DURATION, TERMINATION AND LIQUIDATION	25

CHAPTER 18	DEFAULT	31

CHAPTER 19	INDEMNIFICATION	31

CHAPTER 20	FORCE MAJEURE	31

CHAPTER 21	DISPUTE RESOLUTION	32

CHAPTER 22	GOVERNING LAW & CHANGE OF LAW	33

CHAPTER 23	EFFECTIVE DATE OF THE CONTRACT	33

CHAPTER 24	MISCELLANEOUS PROVISIONS	33

APPENDIX 1 DEFINITIONS AND INTERPRETATION		36

i

EQUITY JOINT VENTURE CONTRACT

This Equity Joint Venture Contract (this “Contract”) is made and entered into in the People’s Republic of China (“China” or the “PRC”) in accordance with the Joint Venture Laws and other relevant laws and regulations of the PRC, by and between:

(1)	QINGDAO YIYUAN INVESTMENT CO., LTD. , a company duly organized and existing under the laws of PRC with its legal address at No. 207 Tianxin Road, Mingcun Town, Pingdu, Qingdao, Shandong Province, PRC 266000 (“Party A”);

(2)	COOPER TIRE (CHINA) INVESTMENT CO., LTD. , a company duly organized and existing under the laws of PRC with its legal address at F17, Kirin Plaza Building, 666 Gubei Rd, Shanghai, PRC 200336 (“Cooper”); and

(3)	COOPER TIRE HOLDING COMPANY, a company duly organized and existing under the laws of the state of Ohio with its legal address at 701 Lima Avenue, Findlay, Ohio, USA 45840 (“CTHC”, together with Cooper, “Party B”)

(Each party is hereinafter individually referred to as a “Party” and collectively as the “Parties”.)

WHEREAS, Party B entered into an equity transfer agreement dated January 4, 2016 (“ETA”) and pursuant to which, it has acquired 56.18 % of the outstanding equity capital of Qingdao Ge Rui Da Rubber Co., Ltd. , a company duly organized and existing under the laws of the PRC with its legal address at No. 210 Tianjin Road, Mingcun Town, Pingdu, Qingdao , and thereby converted it into a joint venture company with Party A (the “Joint Venture”);

WHEREAS, after completion of the transaction contemplated under the ETA, Party A owns 43.82% of the Company’s registered capital (the “Party A’s Percentage Interest”); and Party B owns 56.18% (the “Party B’s Percentage Interest”) among which Cooper owns 51.86% and CTHC owns 4.32%;

WHEREAS, Party B’s obligations under the ETA is conditioned upon the execution and delivery of this Contract by Party A and Party B;

WHEREAS, the Parties desire to enter into this Contract in order to set out the terms governing their relationship with respect to the Joint Venture and the rights and obligations of the Parties in respect of the Joint Venture; and

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

CHAPTER 1 DEFINITIONS

Unless the terms or context of this Contract provide otherwise, capitalized terms used herein without definition have the meanings assigned to them in Appendix 1 attached to this Contract.

CHAPTER 2 PARTIES TO THE CONTRACT

2.1	The Parties. The Parties to this Contract are as follows:

(1)	Party A:	Qingdao Yiyuan Investment Co., Ltd.

	Country of Registration:	PRC

	Legal Address:	No. 207 Tianxin Road, Mingcun Town, Pingdu, Qingdao, Shandong Province, PRC

	Current Legal Representative:	Li Zhihua

	Nationality:	China

(2)	Party B:	Cooper Tire (China) Investment Co., Ltd.

	Country of Registration:	PRC

	Legal Address:	F17, Kirin Plaza Building, 666 Gubei Rd, Shanghai, PRC

	Current Legal Representative:	Allen Tsaur

	Nationality:	USA

Cooper Tire Holding Company

	Country of Registration:	USA

	Legal Address:	701 Lima Avenue, Findlay, OH, USA

	Current Legal Representative:	Jack Jay McCracken

	Nationality:	USA

CHAPTER 3 THE JOINT VENTURE

3.1	Joint Venture. The Joint Venture shall be a Sino-foreign equity joint venture established pursuant to the terms and conditions of this Contract, the Joint Venture Laws and any required approvals or registrations in the PRC. Unless expressly agreed in writing by all Parties to this Contract and the Joint Venture, the Joint Venture shall in no case act as an agent of any Party; and the Joint Venture shall not create or impose any obligation or liability for or on any Party or otherwise bind any Party, and the Joint Venture shall not in any event make any guarantee under the names, reputation or credibility of any Party.

3.2	Joint Venture Name, Legal Address.

(1)	The name of the Joint Venture in English is “Cooper (Qingdao) Tire Co., Ltd.” The name of the Joint Venture in Chinese is “ ”.

(2)	The registered address of the Joint Venture is No. 210 Tianxin Road, Mingcun Town, Pingdu, Qingdao, Shandong Province, PRC.

3.3	Limited Liability Company. The Joint Venture is organized as a company with limited liability under PRC law, and shall be liable for its own debts with its own assets according to its Business License. Each Party’s liability with respect to the Joint Venture shall be limited to the amount of Registered Capital contributed or subscribed by such Party; and as such, the Parties shall share the profits and losses in proportion to their respective percentage of the Registered Capital.

3.4	PRC Law. The activities of the Joint Venture shall be governed by, and its legal rights and operational autonomy shall be protected in accordance with, the laws and regulations of the PRC.

CHAPTER 4 PURPOSE, BUSINESS SCOPE AND SCALE OF THE JOINT VENTURE

4.1	Purpose of Joint Venture. The purpose of the Joint Venture is to fully bring out advantages of the Parties so as to enhance production and technical standards, to promote high quality products, to produce internationally reputable products, to strengthen overall capacity and competitiveness in the international market, to increase economic benefit, and to produce a satisfactory return to all investors; meanwhile, to boost the industrial level through an integration of the tire industry, to provide job opportunities in the locality, to introduce more foreign capital to the locality, and to ensure the fast economic development in Qingdao, China.

4.2

Scope of Business. The Joint Venture’s scope of business (the “Joint Venture Business”) shall be: production, sales and technology development of tires, rubber products and synthetic rubber; import and export of goods and technology (items prohibited by national laws and regulations can only be operated after obtaining the relevant licenses and items which need approval shall be operated after such approval is obtained). Such business scope as described in Chinese shall be: “

”.

CHAPTER 5 TOTAL INVESTMENT AND REGISTERED CAPITAL

5.1	Total Investment and Registered Capital. The Total Investment of the Joint Venture shall be Renminbi 1,050,000,000 (RMB1,050,000,000). The Registered Capital of the Joint Venture shall be Renminbi three hundred and fifty million (RMB 350,000,000).

Capital Structure of the Joint Venture.

(1)	Party A has contributed or subscribed for Renminbi 153,382,947, representing 43.82 percent (43.82%) of the Registered Capital;

(2)	Cooper has contributed or subscribed for Renminbi 181,492,664, representing 51.86 percent (51.86%) of the Registered Capital; and

(3)	CTHC has contributed or subscribed for Renminbi 15,124,389, representing 4.32 percent (4.32%) of the Registered Capital.

5.2	Financing. Subject to the terms and conditions of this Contract, to the greatest extent permitted by relevant law, the Joint Venture may finance its operations and capital needs by way of loans, including but not limited to shareholder loans, loans from banks, other financial institutions or qualified lenders inside or outside of China and upon such terms and subject to such conditions as may be approved by the Board.

5.3	Increase of Registered Capital.

(1)	The Registered Capital of the Joint Venture may be increased by a unanimous resolution of the Board, which resolution shall stipulate the timing and other terms of such increase, with such increase subject to the approval of the Examination and Approval Authority and registration with the Registration Authority. If any Party chooses not to participate in any such additional investment in the Joint Venture, or if such Party fails to timely make its agreed contribution amount in full, the other Parties shall have the option to make the additional contribution to the Joint Venture’s Registered Capital (which contribution shall be made in proportion to the contributing Parties’ relative ownership of the Registered Capital, or as otherwise agreed by such contributing Parties) and the Percentages Interest of the Parties shall be adjusted accordingly.

(2)

If a majority of the Board approves a proposed increase of Registered Capital but unanimous resolution with respect thereto cannot be reached by the Board, the Parties will work together to find a solution, including without limitation finding acceptable source of financing for one or more Parties to use for subscription of the increased Registered Capital, so as to allow the Board to reach an unanimous resolution for an increase of the Registered Capital. In the event that the Parties are unable to come to an agreement and the Board is unable to reach an unanimous resolution for an increase of the Registered Capital within thirty (30) days after the first time a proposal for capital increase is voted on by the Board, the Parties hereby agree that any Party opposing such capital increase will cause its Director to vote in favor of such capital increase and waive (in writing) its right to subscribe for its pro rata share of the increased Registered Capital. Notwithstanding anything to the contrary contained herein, such Party shall in no event be obligated to subscribe for its pro rata portion of the increased Registered Capital and will not be deemed to be in breach of its obligations under this Contract or otherwise be liable to the Joint Venture or any other Party.

5.4	Party B’s Right of First Offer.

(1)	Right of First Offer. If Party A wishes to dispose or offer for sale all or part of Party A’s Percentage Interest in the Joint Venture, it shall first give Party B an opportunity to make an offer to purchase Party A’s Percentage Interest being proposed to be sold by notifying Party B in writing (the “Sale Notice”), which notice shall indicate the total Party A’s Percentage Interest (either in part or in full) in the Joint Venture proposed to be sold (the “Transferred Interest”); and thereafter, Party B will have sixty (60) days after receipt of the Sale Notice to notify Party A in writing (the “Exercise Notice”) of its intent to exercise its right to make an offer to purchase the Transferred Interest. The Exercise Notice shall set forth:

(a)	the offered purchase price and its basis;

(b)	the valid period of the offer; and

(c)	any other material terms of such offer.

(2)	Party A shall respond to Party B with respect to the Exercise Notice in writing indicating its decision to sell or not to sell (the “Sale Response”) within thirty (30) days after receiving the Exercise Notice. If Party A indicates in the Sale Response that it refuses the offer from Party B, Party A is permitted to solicit any offer from a third party for the Transferred Interest. However, for the avoidance of doubt, Party B does not automatically waive its first right of refusal as provided in Article 5.5 upon Party A’s rejection of its Exercise Notice herein.

(3)	If Party A accepts Party B’s offer in the Sale Response within thirty (30) days after receiving the Exercise Notice, the Parties shall proceed with the good faith discussion on the acquisition of the Transferred Interest in details, including but not limited to executing the necessary documents for the transfer of the Transferred Interest and taking necessary actions to obtain the required approvals from the Examination and Approval Authority.

5.5	Right of First Refusal

(1)	If, after giving effect to Section 5.4 (to the extent applicable), a Party wishes to dispose or offer for sale all or part of its respective Percentage Interest in the Joint Venture (the “Transferring Party”), the Transferring Party shall notify the other Parties (the “Non-Transferring Parties”) in writing, which notice shall contain the following information (the “Transferring Notice”):

(a)	the name or identity of the potential third party purchaser (with sufficient clarity to identify the true purchaser);

(b)	the total Percentage Interest in the Joint Venture proposed to be transferred (“Transferred Interest of the Transferring Party”) under such offer;

(c)	the offered purchase price and its basis, as well as any other material terms of such offer; and

(d)	the valid period of the offer.

(2)	Unless otherwise required by applicable laws, the Non-Transferring Parties shall have a right of first refusal to purchase the Transferred Interest at the same purchase price as set forth in the Transferring Notice (and otherwise on substantially the same terms and conditions as offered by the third party and set forth in the Transferring Notice). The Non-Transferring Parties shall have thirty (30) days after receipt of the Transferring Notice to notify the Transferring Party in writing (“Purchase Notice”) of its intent to exercise its right of first refusal to purchase the Transferred Interest. If the Non-Transferring Parties fails to give such Purchase Notice pursuant to this Article 5.5(2) within the aforementioned thirty(30) day period, the Transferring Party shall have a period of sixty (60) days from the expiration of such rights (or such longer period as is necessary to get required approvals) in which to sell or transfer the Transferred Interest to the third party on terms (including price) not more favorable to the third party than those set forth in the Transferring Notice, subject to the terms of this Agreement and in accordance with the procedures provided for under the applicable laws and regulations of the PRC. In the event the Transferring Party does not consummate the sale, transfer or disposition of the Transferred Interest of the Transferring Party within such timeframe, the Non-Transferring Parties’ rights under this Article 5.5 shall continue to be applicable to any subsequent proposed transfer or disposition of the Transferred Interest of the Transferring Party.

(3)	It shall be a condition precedent to the right of any Party to transfer any of its Percentage Interest to a third party that (i) the transferee executes, in such form and substance as may be reasonably acceptable to the Non-Transferring Parties, a document of ratification and accession under which the transferee agrees to be bound by and entitled to the obligations and benefits of this Contract as if an original Party hereto and to be bound by the constitutional documents of the Joint Venture, and (ii) neither the business of the Joint Venture nor the performance of its contracts shall be interrupted by any such transfer.

(4)	Notwithstanding anything to the contrary contained herein, the provisions on transfer set forth in this Article 5.5 shall not apply in the case of transfers of Party B’s Percentage Interests, in whole or in part, to an Affiliate of Party B, including any transfers between Cooper and CTHC (all such transfers to an Affiliate of Party B, an “Affiliated Transfer of Party B”), and in which case the consent of Party A is not required and Party A hereby waives its right of first refusal when the Affiliated Transfer of Party B occurs. Also, for avoidance of doubt and notwithstanding anything to the contrary contained herein, Party A shall not have any right to object (and shall waive its right to consent if it has such right) and shall not object to a change of control of the direct or indirect parent company of Cooper and/or CTHC, including, without limitation, any full or partial sale, merger, consolidation, privatization or delisting of the direct or indirect parent of Cooper and/or CTHC.

(5)	Subject to the satisfaction of the terms and conditions set forth in this Article 5.5, the Parties shall cause their directors appointed to the Board to approve any transfer of interest in the Registered Capital hereunder and undertake or cause to be undertaken all acts, matters and things required to ensure that the interest in the Registered Capital is vested in the relevant Party in accordance with the provisions of this Article 5.5. Any such transfer shall, to the extent required by the laws of the PRC, be submitted to the Examination and Approval Authority for approval. Upon receipt of the approval of the Examination and Approval Authority, the Joint Venture shall register the change in ownership with the Registration Authority.

(6)	Notwithstanding anything to the contrary contained herein, in no event shall Party A transfer all or any part of Party A’s Percentage Interest or other rights or interests in the Joint Venture, directly or indirectly, legally or beneficially, including (without limitation) through a direct sale, the transfer of the shares or equity of Party A, by contract, or otherwise, to a third party that is, or is an Affiliate of, an entity, organization or individual engaging in business within the tire industry anywhere in the world.

For the purpose of this Section 5.5, Cooper and CTHC shall be treated as a single “Party” with respect to the rights and obligations hereto.

CHAPTER 6 REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties. Each Party hereby represents and warrants that, as of the date of this Contract, it:

(1)	has the capacity and authority to enter into this Contract and to perform its obligations hereunder, and is duly organized and validly existing under the laws of the jurisdiction of its incorporation;

(2)

is not a party to, bound by or subject to any contract, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of, the execution and delivery by such Party of this Contract or the performance by such Party of any of the terms of this Contract, or which restricts such Party from entering into this Contract or performing its obligations and abiding by the terms hereunder;

(3)	has duly authorized, executed and delivered this Contract and that this Contract constitutes a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms;

(4)	has contributed or transferred assets in a manner which does not conflict with, violate or result in a breach of, any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, governmental department, board, agency or instrumentality or any arbitrator, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon such assets;

(5)	freely enters into this Contract and has not and will not hereafter incur any obligations or commitments of any kind which would in any way hinder or interfere with its acceptance or performance of its obligations hereunder; and

(6)	(i) has carefully read the entire Contract, including the Appendices hereto; (ii) fully understands all of the terms, conditions, restrictions and provisions set forth in this Contract, (iii) agrees that the terms, conditions, restrictions and provisions herein are necessary for the reasonable and proper protection of the business of the Joint Venture and the Parties, and (iv) acknowledges that each such term, condition, restriction and provision is fair and reasonable with respect to the subject matter thereof.

CHAPTER 7 RESPONSIBILITIES OF THE PARTIES

7.1	Party A’s Responsibilities. In addition to its other obligations under this Contract, Party A shall be responsible for the following matters:

(1)	cooperate with Party B and provide such assistance to the Joint Venture as Party B may request from time to time with respect to obtaining and updating governmental approvals and completing required registrations for the operation of the Joint Venture;

(2)	provide such assistance to the Joint Venture as Party B may request from time to time in registering and updating with all relevant tax bureaus, opening bank accounts, and obtaining all required foreign exchange approvals;

(3)	assist the Joint Venture as Party B may request from time to time in applying for and obtaining the most preferential tax, customs, foreign exchange treatment and any other beneficial treatments to which the Joint Venture may be entitled under the laws of the PRC;

(4)

assist the Joint Venture as Party B may request from time to time in obtaining a reliable supply of electricity, water, heating, gas, steam and telecommunication services required for the Joint Venture Business, and to assist the Joint Venture to ensure a continuous and uninterrupted supply of all such utilities in an amount and quality as is required by the Joint Venture Business;

(5)	assist the Joint Venture as Party B may request from time to time in the recruitment of key personnel in the PRC as may be necessary for the Joint Venture Business, as well as assisting foreign workers, staff and personnel in obtaining PRC visas, work permits and residency permit;

(6)	assisting the Joint Venture as Party B may request from time to time to seek and to obtain financing from banks and other financial institutions inside the PRC; and

(7)	provide assistance in other matters with respect to the Joint Venture as Party B may request from time to time or to carry out other relevant matters as may be reasonably requested by the Board from time to time.

As used in this Contract, the term “assist” shall mean more than mere support, but rather shall mean an affirmative obligation to use commercially reasonable efforts in order to achieve the stated obligations.

7.2	Responsibilities of Party B. In addition to its other obligations under this Contract, Party B shall be responsible for (a) assisting the Joint Venture in matters relating to its corporate governance and the Joint Venture Business, (b) providing administrative support and other services for the Joint Venture from time to time as Party B and the Joint Venture may agree and (c) carrying out other relevant matters as may be reasonably requested by the Board from time to time..

CHAPTER 8 BOARD OF DIRECTORS

8.1	Formation of the Board.

(1)	The management and administration of the Joint Venture shall be vested in, and controlled by, the Board, which shall perform its duties in accordance with this Contract, the Articles of Association and the laws of the PRC.

(2)	The Board shall consist of three (3) Directors, of which one (1) shall be appointed by Party A and two (2) shall be appointed by Party B. At the time this Contract is executed and when replacement Directors are appointed, the Parties shall notify one another and the Joint Venture in writing of the names and addresses of their respective appointees, together with a brief curriculum vitae and a list of other official functions, if any, that the relevant appointees will concurrently carry out for the Joint Venture. The parties agree that the number of directors appointed by each Party shall be adjusted proportionately for any material changes in the shareholdings of the Parties, and, specifically, the Parties hereby agree that if Party A’s Percentage Interest is less than 20% of the Registered Capital, Party A waives its rights under this Article 8.1 with respect to appointment of a director and agrees that Party B shall have the right to appoint all Directors of the Joint Venture.

(3)	Each of the Parties shall cause their respective appointed Directors to take any and all actions that are necessary, in order to duly implement and comply with the provisions of this Contract and to duly implement and strictly comply with the decisions taken in compliance with the provisions contained in this Contract. The Parties shall take all reasonable measures to procure that their respective appointed Directors (i) abide by the laws of the PRC, this Contract and the Articles of Association, (ii) perform their duties and responsibilities faithfully, and (iii) protect the interests of the Joint Venture with such standard of care as a prudent person in a like position would use under similar circumstances. None of the Directors shall be allowed to use his/her position and office in the Joint Venture for personal gain, accept bribes, either by himself or with others, participate in any commercial competition by other persons against the Joint Venture, or engage in other activities detrimental to the interests of the Joint Venture. For the avoidance of doubt, nothing herein shall prohibit or restrict Directors appointed by Party B for serving as officers, directors or employees of Party B and its Affiliates and carrying out their duties in connection therewith.

(4)	Directors shall each be appointed for a term of three (3) years, and may serve consecutive terms if reappointed by the Party originally appointing such Director.

(5)	Any Party may, at any time with or without cause, remove and replace a Director that it has appointed by written notice to the Joint Venture and to the other Parties. If a seat on the Board is vacated due to the retirement, resignation, illness, disability or death of a Director or by the removal of such Director by the original appointing Party, the Party which originally appointed such Director shall appoint a successor to serve the remainder of such Director’s term.

(6)	If either Party or the Board has reason to believe that a Director no longer has the legal capacity to perform his/her duties as a Director (provided such loss of capacity is determined or accepted by a simple majority of the Board), or has been convicted of committing an act or omission constituting fraud, theft, embezzlement or other violations of relevant laws of the PRC, the Board may remove the such Director immediately. Following any such removal, the Party that originally appointed the relevant Director shall appoint a successor to serve the remainder of such Director’s term.

8.2	Chairman and Vice Chairman of the Board.

(1)	The Board shall have one (1) Chairman and one (1) Vice Chairman. A Director appointed by Party B shall serve as Chairman of the Board, and a Director appointed by Party A shall serve as Vice Chairman of the Board if there is a Director appointed by the Party A that is serving on the Board. If no such Director is serving on the Board, the Vice Chairman shall be elected by the Board.

(2)

The Chairman of the Board shall be the sole legal representative of the Joint Venture. The Chairman shall perform his or her duties and responsibilities within the scope of authority delegated by the Board, and in accordance with this Contract and relevant laws of the PRC. Without prejudice to Article 8.1(5) above, if the Chairman is temporarily unable to perform his or her responsibilities, he or she may designate in writing the Vice Chairman or any other Director to represent the Joint Venture in such capacity within such temporary period.

8.3	Powers of the Board.

(1)	The Board shall be the highest authority of the Joint Venture and shall decide all significant or material matters of the Joint Venture. Each Director shall have one vote on any matter subject to Board vote. Neither the Chairman nor the Vice-Chairman, in their capacity as such, shall be entitled to have any extra vote in any meeting of the Board. This provision is without prejudice to Article 8.4(6) on proxies.

(2)	The quorum necessary for a meeting of the Board shall be a majority of the Directors. This requires at least two (2) directors to be in attendance for a quorum.

(3)	The following matters require a decision by the Board supported by the affirmative vote of all Directors present and eligible to vote (or represented in accordance with Article 8.4(6) in a duly constituted meeting of the Board or as per Article 8.4(8):

(a)	any amendment to the Articles of Association;

(b)	dissolution or winding up of the Joint Venture;

(c)	increase or decrease of the Registered Capital of the Joint Venture;

(d)	amalgamation or merger of the Joint Venture with any other company, association, partnership or legal entity; division of the Joint Venture; and

(e)	the sale or transfer of all or substantially all of the assets of the Joint Venture to any third party.

(4)	The Parties agree that all matters except those listed in Article 8.3(3) above can be decided by the Board supported by a simple majority of Directors present and eligible to vote (or represented in accordance with Article 8.4(6)) in a duly constituted meeting of the Board or as per Article 8.4(8).

(5)	The Board shall by resolution supported by a simple majority of Directors formally authorize the General Manager and/or other Persons with necessary powers to implement decisions of the Board in accordance with this Contract, and, more generally, to conduct the day-to-day business of the Joint Venture in accordance with the then current business plan.

(6)	The Board shall adopt rules and procedures regarding (a) provision of guarantee or security by the Joint Venture to any Person, (b) creation of any security interest on any property of the Joint Venture, (c) custody of the Joint Venture’s chops, and (d) such other matters as the Board deems necessary.

8.4	Board Meetings.

(1)	Board meetings shall be held at least once (1) a year. Meetings shall be held at the registered address of the Joint Venture or such other address in China or abroad as may be agreed by the Board.

(2)	The agenda for Board meetings shall be determined by the Chairman of the Board, but shall include in any event the items proposed by other members of the Board.

(3)	Board Meetings shall require prior written notice to all Directors of not less than ten (10) days (unless otherwise approved by the Board) setting forth the date, time, place and agenda. Directors may waive their right to receive prior written notice of any meeting.

(4)	Upon the written notice of the Chairman of the Board or upon written request of one third (1/3) or more of the Directors of the Joint Venture specifying the matters to be discussed, the Chairman of the Board shall within thirty (30) days convene an interim meeting of the Board, in such event the above Article 8.4(3) shall not apply, provided that a quorum will be present for such an interim meeting, whether in person or by proxy.

(5)	The Chairman is responsible for convening and presiding over all Board meetings. If the Chairman is unable to convene and/or preside over a Board meeting, the Vice Chairman or a Director designated in writing by the Chairman shall convene and/or preside over such Board meeting.

(6)	Board meetings may be attended by Directors in person, by telephone or video conference, provided, however, that if a Director is unable to participate in a Board meeting, he/she shall issue a written proxy authorizing another Director or individual to attend the meeting on his/her behalf. A Director or other individual so entrusted shall have the same rights and powers as the Director who issued the proxy.

(7)	Board meetings shall be duly convened if a quorum is constituted in attendance, in person or by proxy.

(8)	Notwithstanding any other provisions herein, Board resolutions may be adopted by written consent by the Board in lieu of a meeting if the relevant resolutions are sent to all Directors and the resolutions are affirmatively signed and adopted by Director in accordance with 8.3(3) and 8.3(4) above. Such written Board resolutions may consist of several counterparts in identical form each signed by one or more of the Directors. Such written Board resolutions shall be filed with the Board meeting minutes and shall have the same force and effect as a Board resolution adopted at a duly constituted and convened Board meeting, being effective on the day the last Director signs the relevant counterpart.

(9)

Board meetings shall be held in English and Chinese and all Board minutes and Board resolutions and agendas and other Board meeting documents shall be prepared and provided in both English and Chinese. The Chairman shall cause complete and accurate minutes (in English and Chinese versions) to be kept of all meetings (including meeting notices) and of matters addressed or raised at such meetings. Minutes of all Board meetings shall be circulated to all Directors promptly after each meeting. Any Director who wishes to propose any amendment or addition to the meeting minutes shall submit the same in writing to the Chairman not later than five (5) days after receipt of the minutes, and the Chairman shall circulate such proposal to all the Directors. Any Director who wishes to object to the proposed amendment to the minutes shall submit the same in writing to the Chairman and all other Directors not later than five (5) days after receipt of the proposed amendment, otherwise such proposed amendment shall be adopted and the minutes shall be amended accordingly. If the proposed amendment and relevant objection are not resolved within thirty (30) days of the Chairman’s receipt of such objection, neither the proposal nor the objection shall be adopted but both would be noted as an attachment to the minutes. All Directors shall sign each page of the final minutes within ten (10) days after receipt of same, and return such signed copy to the Joint Venture. The original minutes shall be kept on file with the Joint Venture and shall be available to any Director or their proxies for inspection or copying at any reasonable time.

(10)	No remuneration shall be paid by the Joint Venture to any of its Directors in his/her capacity as such; provided, however, that in the event that a Director is concurrently an officer or employee of the Joint Venture, such Director shall be entitled to remuneration for his/her service as an officer or employee only. A Director may recover from the Joint Venture such expenses as are reasonably and properly incurred in connection with his/her attending the Board meetings or other activities of the Joint Venture where his/her presence is required. The Board shall establish a policy to implement this subsection.

8.5	Deadlock.

(1)	If the Board approves a resolution in respect of any matter set forth in Article 8.3(3) above by a majority vote, but the matter fails to get the unanimous affirmative vote of the Directors present, then a subsequent meeting of the Board shall be convened by at least ten (10) days prior written notice (sent in accordance with the requirements under Article 8.4) within thirty (30) days to further discuss and vote on such matter. If no resolution is passed and no alternative solution is adopted at such subsequent meeting, or if a quorum is not met for three (3) consecutive meetings of the Board of Directors in respect of such matter, a deadlock (“Deadlock”) shall be deemed to have occurred and shall be resolved in accordance with this Article 8.5.

(2)

Upon the occurrence of a Deadlock, the Chairman shall promptly notify the senior management of each Party or its ultimate parent company (collectively referred to as “Senior Management of the Parties”) in writing (such notice, a “Deadlock Notice”) of such occurrence. The Deadlock Notice shall specify in reasonable details the nature of the matter giving rise to the Deadlock. The Senior Management of the Parties shall promptly arrange for a meeting among the Parties and their respective representatives for the purpose of resolving the Deadlock. Such meeting shall be held within thirty (30) days from the date of the Deadlock Notice. If a Deadlock cannot be settled between the Parties within sixty (60) days from the date of the Deadlock Notice, either any Party may refer the matter to dispute resolution as set forth in this Contract.

CHAPTER 9 OPERATION AND MANAGEMENT

9.1	Management Organization

(1)	The Joint Venture shall establish an operation and management team to be responsible for the Joint Venture’s daily operation and management. Such team shall include the General Manager and such other management personnel as determined by the Board of Directors (collectively, the “Management Personnel”).

(2)	The General Manager shall be appointed by the Board upon the nomination of such person by Party B.

(3)	In the event that the General Manager is found incompetent by the Board, commits graft or serious dereliction of duty, he/she shall be dismissed by the Board. A new General Manager shall then be nominated by Party B and be immediately appointed by the Board.

(4)	Compensation and other terms and conditions of employment for Management Personnel shall be determined by the Board and provided in the employment contracts signed between the relevant individual and the Joint Venture.

9.2	Responsibilities of Management Personnel

(1)	The General Manager shall be in charge of the day-to-day operation and management of the Joint Venture, be accountable to and report to the Board of Directors, perform and exercise his/her duties and powers strictly in accordance with this Contract and the Articles of Association, as supplemented by the authority granted to him/her by the Board, and shall be responsible for implementing the resolutions passed by the Board of Directors from time to time. Specific duties include, but are not limited to, the following:

(a)	daily management of operations of the Joint Venture;

(b)	organizing the preparation, submission and reporting of the documents set forth in Article 9.2(4) to the Board for its review;

(c)	submitting to the Board all operational transactions and contracts for expenditures of the Joint Venture that exceeds the budget approved by the Board;

(d)	supervising all day-to-day commercial matters of the Joint Venture in accordance with the policies approved by the Board;

(e)	appointing other Management Personnel of the Joint Venture, including but not limited to the CFO and CTO; and

(f)	complying with the corporate governance, compliance, accounting and internal control rules and policies of the Joint Venture and the laws of the PRC.

(2)	If the General Manager or any other Management Personnel intends to resign from his or her position, such person shall be required to submit the resignation notice to the Board at least thirty (30) days prior to the intended effective date of such resignation.

(3)	The General Manager shall, within the scope of the authority conferred upon him/her by the Board, represent the Joint Venture in dealings with other parties, and appoint and dismiss subordinates.

(4)	The General Manager shall be responsible for preparation of following documents (all in both Chinese and English languages):

(a)	he/she shall prepare for submission to the Board for review and approval, and upon such approval shall implement, the following:

(A)	an annual operating plan, budget and performance targets for the Joint Venture;

(B)	the organizational and managerial rules of the Joint Venture;

(C)	any other documents or plans for the Joint Venture that are deemed necessary by the Board.

(b)	he/she shall submit any major revisions to such budgets, plans or manuals for the Joint Venture to the Board for review and approval prior to their implementation.

(5)	The General Manager shall submit a quarterly production and sales report and quarterly financial statements for the Joint Venture to the Board. Such reports and statements shall be submitted in both Chinese and English languages within thirty (30) days following the close of the quarter to which such a report relates.

(6)	When the General Manager is unable to carry out his duties, an interim General Manager may be appointed by Party B to serve as the acting General Manager until a new General Manager is nominated by Party B and appointed by the Board.

(7)	The Directors, General Manager and all other Management Personnel and working personnel of the Joint Venture shall not disclose any commercial secrets or trade secrets of the Joint Venture or of any Party (unless they are an officer, Director or employee of such Party, in which case such Party may allow such disclosure of such Party’s information).

CHAPTER 10 LABOR MANAGEMENT

10.1	Governing Principle. Matters relating to the recruitment, employment, management, dismissal, resignation, wages, welfare benefits, subsidies, labor insurance, social security and other matters concerning the staff of the Joint Venture shall be determined by the Board in accordance with the labor and social security laws and regulations of the PRC. The General Manager shall implement plans approved by the Board.

10.2	Employees. Employees shall be employed by Joint Venture in accordance with the provisions of this Contract, the Articles of Association, and the terms and conditions of the individual employment contracts concluded with each respective employee.

10.3	Compensation. In accordance with PRC laws and regulations concerning labor compensation, the General Manager shall implement a compensation system whereby employees are compensated in accordance with their technical ability, education, performance and position.

10.4	Confidentiality and Non-compete. The Joint Venture shall enter into Non-Disclosure and Non-Compete Contracts and the terms of such contract shall be determined by the Board. The Board may require the Joint Venture to enter into similar contracts with any other employees. However, in any event, the obligations hereto and under the Non-Disclosure and Non-Compete Contracts shall not restrict information sharing with or between Party B and its Affiliates, or working or providing services to Party B or its Affiliates.

10.5	Labor Union. Employees of the Joint Venture may establish a labor union in accordance with the Labor Union Law of the PRC and other laws and regulations relating to labor union activities of foreign invested enterprises. The Joint Venture shall allocate a certain amount of funds to the labor union in accordance with the published and effective laws and regulations in relation to labor union, which amount shall be determined by the Board in accordance with the applicable laws and regulations in China.

CHAPTER 11 FINANCIAL AFFAIRS AND ACCOUNTING

11.1	Business Plan and Financial Budget.

The Board of Directors shall be responsible for approving a one (1) to three (3) year business plan for the Joint Venture (“Business Plan”). At the first meeting each year of the Joint Venture’s Board of Directors, the Directors shall review the Business Plan and approve an annual budget (the “Budget”) for the coming year.

Preparation of the Business Plan and Budget shall be overseen by the General Manager.

11.2	Accounting System.

(1)	The Joint Venture shall maintain its books and records in accordance with accounting systems and procedures established in accordance with relevant laws and regulations. Accounting systems and records shall be maintained in accordance with GAAP preferred by Party B to the full extent permitted by the laws of the PRC. The accounting systems and procedures to be adopted by the Joint Venture shall be submitted to the Board for approval. Once approved by the Board, the accounting systems and procedures shall be filed with the relevant government finance department and tax department for record as may be required. The debit and credit method, as well as the accrual basis of accounting, shall be adopted as the methods and principles for keeping accounts.

(2)	Unless this Article 11.2 provides otherwise, all accounting books and financial statements of the Joint Venture, and all routine accounting records, vouchers, etc., shall be made in both English and Chinese if necessary.

(3)	The Joint Venture shall adopt RMB as its standard currency for bookkeeping and shall also use US Dollar as supplementary bookkeeping currency. For purposes of preparing the Joint Venture’s accounts and statements of the Parties’ capital contributions, and for any other purposes where it may be necessary to effect a currency conversion, such conversion shall be made in accordance with the applicable accounting rules and relevant PRC laws and regulations.

(4)	Financial statements for the Joint Venture shall be prepared in both the Chinese and English languages, and in RMB and in US Dollars. Such statements shall include at least the following: balance sheet, profit and loss statements, and cash flow statement, and shall be kept and provided to each Party, and to the relevant authorities as required by relevant authorities, with the monthly and quarterly financial statements being delivered to the Parties within five (5) days following the close of the relevant period.

(5)	The Joint Venture shall also be responsible for maintaining appropriate internal controls over financial reporting as defined in Rules 13a-15(f) and 15d-af (f) under the U.S. Securities Exchange Act of 1934.

11.3	Auditing.

(1)	At the expense of the Joint Venture, the Joint Venture’s Auditor shall be appointed by the Board to conduct an audit of the annual financial statements and accounts of the Joint Venture. The Parties agree that the Joint Venture shall, within forty-five (45) days after the end of a fiscal year, submit to the Parties an annual statement of final accounts (including the audited profit and loss statement, balance sheet, cash flow statement, and statement for retained earnings for the fiscal year), together with the audit reports of the Joint Venture’s Auditor.

(2)

Each Party shall have the right at any time to audit (through such Party’s internal audit organization or a third party auditor) the entire accounts of the Joint Venture, along with the control processes that support the recording of transactions to these accounts, within thirty-six (36) months from the end of the period to be audited. At the end of such audit, the Party requesting such an audit may submit queries concerning the audit to the Board. The Board shall reply in written form within sixty (60) days after receipt of the queries concerning the audit. Reasonable access to the Joint Venture’s financial records shall be given to such auditor retained by the Party and such auditor shall keep confidential all documents under his/her audit, subject to applicable legal requirements.

(3)	When a Party conducts an audit pursuant to Article 11.3(2), it shall bear the expenses incurred and the responsibility for the appointed auditor in maintaining confidentiality of all the documents so audited.

11.4	Bank Account & Foreign Exchange Control. The Joint Venture shall open foreign exchange accounts and RMB accounts and handle foreign exchange transactions in accordance with relevant PRC laws and regulations. The Board shall determine the signatories required for any disbursements of funds from such accounts and shall establish internal control policies relating to these accounts.

11.5	Fiscal Year. The Joint Venture shall adopt the calendar year as its fiscal year, which shall begin on January 1 and end on December 31 of the same year.

CHAPTER 12 COMPLIANCE WITH APPLICABLE LAWS

12.1	Definitions. The following capitalized terms used in this Chapter 12 shall have the meanings assigned to them in this Article 12.1:

“Applicable Laws” means (a) the U.S. Foreign Corrupt Practices Act (“FCPA”), without regard to its jurisdictional limitations; (b) the People’s Republic of China’s laws and regulations including but not limited to the Criminal Law, the Anti-Unfair Competition Law and the Interim Provisions on Banning Commercial Bribery; (c) U.S. and People’s Republic of China export control laws to the extent applicable; and (d) all other laws, regulations, rules, orders, decrees, or other directives carrying the force of law applicable to any activities engaged in by the Joint Venture, its subsidiaries or any of their respective Affiliated Persons in connection with this Contract or any other business matters involving the Joint Venture and its subsidiaries;

“Affiliated Persons” means the Joint Venture’s or its subsidiaries’ officers, directors, management, employees, sub-distributors, or agents, or any other person or entity acting on their behalf;

“Government Entity” means a government or any department, agency, or instrumentality thereof (including any commercial entity, company, or other entity controlled by a government, or in which a government holds a majority share of the equity), a political party, or a public international organization; and

“Government Official” means any officeholder, director, officer, employee, or other official (including any immediate family member thereof) of a Government Entity, any person acting in an official capacity for a Government Entity, or any candidate for political office.

12.2	Compliance. The Joint Venture, its subsidiaries and their Affiliated Persons shall conduct their business and affairs and otherwise act in compliance with all Applicable Laws.

12.3	No Improper Payments to Government Officials. The Joint Venture, its subsidiaries and their Affiliated Persons shall not, in a manner that violates Applicable Laws: (a) offer, pay, give, or loan; or (b) promise to pay, give, or loan; directly or indirectly, money or any other thing of value to or for the benefit of any Government Official, for the purposes of corruptly: (a) influencing any act or decision of such Government Official in his official capacity, (b) inducing such Government Official to do or omit to do any act in violation of his lawful duty or to perform improperly one of his functions or obligations, or (c) inducing such Government Official to use his influence with a Government Entity or other Government Official to affect or influence any act or decision of that Government Entity or Government Official, in each instance to direct business to or obtain an improper advantage for the Joint Venture, or any of its shareholders and their Affiliates.

12.4	No Improper Payments to Customers, Suppliers and Other Persons. The Joint Venture, its subsidiaries and their Affiliated Persons shall not, in a manner that violates Applicable Laws: (a) offer, pay, give, or loan; or (b) promise to pay, give, or loan; directly or indirectly, money or any other thing of value to or for the benefit of any customer, vendor, supplier, any person working for an actual or potential customer, vendor or supplier, or any other persons for the purposes of corruptly: (a) influencing any act or decision of such person in his official capacity, (b) inducing such person to do or omit to do any act in violation of his lawful or fiduciary duty or to perform improperly one of his functions or obligations, or (c) inducing such person to use his influence with any entity or person to affect or influence any act or decision of that entity or person, in each instance to direct business to or obtain an improper advantage for the Joint Venture, or any of its shareholders and their Affiliates.

12.5	Joint Venture Compliance Policies. The Joint Venture shall adopt Cooper’s policies, code of ethics, etc. relating to conflicts of interest, anti-corruption, the provision of gifts, meals, entertainment, travel, sponsorships and other benefits, training programs, and protocols for hiring any third party with such exceptions, modifications and additions only as required to comply with applicable local laws or as approved by Party B (the “JV Policies”).

12.6	Disclosure of Violations of Applicable Laws. The Parties further agree that should any Party learn of information regarding any violation or potential violation of the Applicable Laws or the JV Policies in connection with the Joint Venture’s business or operations, they shall immediately advise the Joint Venture and the other Parties of such knowledge or suspicion to the extent permitted by the laws applicable to the relevant Party, and shall immediately take appropriate action to stop any continuing violations.

12.7	Accurate Books and Records. Each transaction of the Joint Venture and its subsidiaries shall be properly and accurately recorded on the Joint Venture’s books and records such that each such entry on the books and records is complete and accurate in all respects.

12.8	Internal Controls. The Joint Venture shall devise and maintain a system of internal accounting controls adequate to ensure that it maintains no off-the-books accounts and that the assets of the Joint Venture and its subsidiaries are used in accordance with their respective management’s authority, directives, controls and policies.

12.9	Audits and Remediation. The Parties and the Joint Venture shall work cooperatively in developing practical, proportionate, and effective remedial measures to ameliorate corruption risks and compliance deficiencies that may be identified during any audits or investigations of the Joint Venture and its subsidiaries. Such remedial measures shall be sufficient relative to the compliance practices typically utilized by US public companies.

12.10	Cooperation in Investigations. Either Party shall have the right to institute an investigation, at its own cost, if it suspects that the Joint Venture has potentially violated the Applicable Laws or the JV Policies. The Parties and the Joint Venture shall cooperate with any ethics or compliance related audit or investigation instituted by a Party, the Joint Venture or any regulatory authorities and governments, including but not limited to, the PRC and US governments.

12.11	Disclosure of Government Relationships and Conflicts of Interest.

(1)	Each Party shall disclose to the other Parties, or cause the Joint Venture to disclose to the other Parties, if it becomes aware that the Party, its Affiliates, their respective officers, directors, management, or employees, or the Affiliated Persons of the Joint Venture is or will become a Government Entity or a Government Official (a) whose official duties include decisions to direct business to, regulate the activities of, or provide other advantages to the Joint Venture or its subsidiaries; or (b) who may otherwise control or direct the actions of, Government Officials who are in a position to direct business to, regulate the activities of, or provide other advantages to the Joint Venture or its subsidiaries.

(2)	Each Party shall disclose to the other Parties, or cause the Joint Venture to disclose to the other Parties, if it becomes aware that a Party, its Affiliates, their respective officers, directors, management, or employees, or the Affiliated Persons of the Joint Venture has a conflict of interest (as defined in the JV Policies) with the Joint Venture or its businesses.

(3)	Any Party shall have the right, in its sole discretion, to require that the individual who has the relevant relationship specified in this Article 12.11 recuse himself or herself from any potential conflict of interest.

(4)

For the avoidance of doubt, Party A acknowledges that Party B has disclosed to it that Party B and its Affiliates operate in the same industry as the Joint Venture. The Parties agree that the conflict of interest provisions of this Contract and the JV Policies are not meant to, and shall not be used by Party A or the Joint Venture to restrict, limit, penalize or otherwise prohibit the current and future operations and businesses of Party B and its Affiliates; or any transactions or relationships between such persons and the Joint Venture, its subsidiaries or their Affiliated Persons. Party A acknowledges such operations, relationships and transactions shall not be deemed to constitute a “conflict of interest” with the Joint Venture or its businesses, as that term is used in this Chapter 12 or the JV Policies.

12.12	Party B’s Right to Prevent Violations of the FCPA.

(1)	Party A confirms its understanding of the prohibited activities under the Applicable Laws, including the FCPA, and agrees to comply with those restrictions and provisions whenever it takes any actions for the benefit of, on behalf of, or in connection with the Joint Venture or Party B. Party A further agrees to take no actions that might cause the Joint Venture or Party B to be in violation of Applicable Laws, including the FCPA.

(2)	In no event shall Party B be obligated or liable to Party A or the Joint Venture under or in connection with this Contract, or otherwise to act or refrain from acting if Party B has obtained substantial evidence to support a good faith and reasonable belief that such act or omission would cause Party B to be in violation of the FCPA.

CHAPTER 13 PROFIT DISTRIBUTION

13.1	Dividend Policy. After payment of all payable income tax, and the allocation to the Reserved Funds, the Board shall determine the annual dividend distribution of the Joint Venture each year. The amount of dividend to be distributed in respect of any year shall include (a) 15% (any lower percentage must be jointly agreed by the Parties) of the Joint Venture’s net income after tax as reported in the audited annual financial statements of the Joint Venture for the year, and (b) such other amount if applicable determined solely by the Board based on the estimated Free Cash Flow for the following year.

13.2	No Borrowing. For the avoidance of doubt, the Joint Venture shall not, in any circumstances, obtain any additional borrowings from any bank or other third party for the purpose of financing such dividend payment.

CHAPTER 14 TAXATION AND INSURANCE

14.1	Income Tax, Customs Duties and Other Taxes. The Joint Venture and its employees shall pay taxes pursuant to relevant PRC laws and regulations. The Joint Venture shall use its best endeavors to apply for and obtain preferential treatment, including tax and customs benefits, permitted by the law.

14.2	Insurance. The Joint Venture shall maintain, in accordance with relevant laws of the PRC, insurance as determined by the Board from time to time to cover the Joint Venture’s assets, operations and other business activities.

14.3

Product Liability Insurance. The Joint Venture shall secure and will maintain product liability insurance. Such insurance coverage shall name Cooper, CTHC and their Affiliates as additional insured and such policy shall not be subject to cancellation without thirty (30) days prior written notice to Party B. A certificate of such insurance will be provided to Party B.

CHAPTER 15 PURCHASE OF MATERIALS AND SALE OF PRODUCTS

15.1	Purchase of Materials. In meeting its requirements for materials, equipment, components, transportation vehicles and articles for office use, the Joint Venture will at its discretion purchase such items inside or outside the PRC to the maximum extent consistent with the efficient operation and quality standards of the Joint Venture.

15.2	Sale of Products

(1)	The Joint Venture shall formulate and, with the approval of the Board, adopt both domestic and international sales plans for the Products. The Joint Venture shall market, distribute and sell its Products according to a pricing policy approved by the Board. The Joint Venture may appoint distributors and sales agents in different regions inside or outside the PRC, subject to the general terms and conditions of such appointment.

(2)	For the convenience of distributing, marketing and selling the Products, the Joint Venture may establish branch offices inside or outside the PRC subject to authorization by the Board and the approval by the relevant authorities.

15.3	Related Party Transactions. The Parties shall procure that all related party transactions with respect to, or involving, the Joint Venture shall be transparent to the Parties, be conducted on an arm’s length basis and subject to the approval of the Board. For avoidance of doubt, the Parties acknowledge and agree that the transactions contemplated under the Ancillary Agreements are being entered into at arm’s length and have been agreed by the Parties thereto.

15.4	Sale of Cooper Branded Products

The Parties hereby acknowledge that any products that may be produced by the Joint Venture and branded with any trademarks or trade name belonging to Party B or its Affiliates (such product being, the “Cooper Branded Products”) will be sold and distributed solely by Party B or its Affiliates unless Party B agrees otherwise.

CHAPTER 16 CONFIDENTIALITY AND NON-COMPETE

16.1	Confidentiality.

(1)

Except as otherwise specifically provided in this Article 16.1, no Party nor the Joint Venture shall divulge, disclose or communicate, or permit to be divulged, disclosed or communicated, to any unaffiliated third party in any manner, directly or indirectly, any Confidential Information, and each Party and the Joint Venture shall ensure that their respective Affiliates, officers, directors, employees (including, without limitation, individuals seconded thereto), agents and contractors (collectively “Representatives”) do not divulge, disclose or communicate, or permit to be divulged, disclosed or communicated, to any unaffiliated third party in any manner, directly or indirectly, any Confidential Information. Confidential Information shall remain the exclusive and sole property of the relevant disclosing party (the “Protected Party”) and shall be promptly returned upon the request of the Protected Party.

(2)	The Parties and the Joint Venture shall only disclose or permit to be disclosed Confidential Information to those of their respective Representatives who have a need to know such Confidential Information (and then shall only disclose such portion of the Confidential Information as is necessary) in order to consummate the transactions contemplated herein and to establish or conduct the Joint Venture’s business and operations in the ordinary course. Each Party and the Joint Venture shall advise its Representatives of the confidentiality provisions hereunder and instruct its Representatives to keep the Confidential Information in confidence. In addition, each Party shall be responsible to the Protected Party for any noncompliance by any such Representative.

(3)	In the event that any Party, the Joint Venture, or any of their respective Representatives is required by applicable law or is validly ordered by a governmental entity having proper jurisdiction to disclose any Confidential Information, the affected party shall, as soon as possible in the circumstances, provide the Protected Party with prompt prior written notice of the disclosure request or requirement, and, if requested by the Protected Party, shall furnish to the Protected Party an opinion of legal counsel that the release of all such Confidential Information is required by applicable law. The proposed disclosing party shall seek, with the reasonable cooperation of the Protected Party if necessary, a protective order or other appropriate remedy and shall exercise best efforts to obtain assurances that confidential treatment will be accorded to any Confidential Information disclosed.

(4)	The Parties and the Joint Venture shall take all other necessary, appropriate or desirable steps to preserve the confidentiality of the Confidential Information.

(5)	Notwithstanding anything contained herein, any Party or such Party’s Representatives, may disclose the Confidential Information:

(a)	to the extent necessary to satisfy its financial reporting and public disclosure obligations; and

(b)	to the extent learned as counterparty to a commercial transaction with the Joint Venture (except to the extent subject to a separate confidentiality obligation).

(6)	In addition, notwithstanding anything herein, any Party or such Party’s Representatives, may disclose general business and financial Confidential Information (but not technical information) with potential counterparties in connection with actual and potential financings and strategic transactions, provided the counterparty signs a confidentiality agreement protecting the Confidential Information on terms similar to the terms hereof

(7)	This Article 16.1 and the obligations and benefits hereunder shall survive for a period of ten (10) years after the termination or expiration of this Contract or the termination, dissolution or liquidation of the Joint Venture or any of the Parties, provided that, however, any information concerning, directly or indirectly, the proprietary trade secrets of the Joint Venture or a Party shall be preserved in confidentiality and be entitled to the obligations and benefits hereunder in perpetuity.

16.2	Non-Compete.

(1)	Party A hereby specifically undertakes that it shall, and shall cause its Affiliates and/or related companies, to refrain from directly or indirectly engaging in, whether by itself or through any individual or entity, any activity that competes with any business or activities of the Joint Venture anywhere in the world, except as otherwise provided in this Contract, during the period when it holds any Interest in this Joint Venture.

(2)	During the term of the Joint Venture and for a period of three and half (3.5) years after it has ceased to hold any Interest in the Joint Venture, Party A shall not, directly or indirectly (including, without limitation, through any controlled entity or Affiliate) or cause any person to directly or indirectly (i) solicit or entice away from the Joint Venture and/or Party B any person who is, at that relevant time, an employee of the Joint Venture or Party B, as the case may be, to terminate his or her employment with the Joint Venture or Party B, and (ii) employ, hire or engage any such person. Notwithstanding the foregoing, the non-solicitation obligations under this Article 16.2(2) shall not apply where Party A, directly or indirectly, through a controlled entity, makes a general solicitation for employees to the public (without targeting specifically the employees of the Joint Venture or Party B) through advertisements or other announcements in newspapers, on websites, or any other medium, whether on paper, in electronic form, or otherwise, and an employee of the Joint Venture or Party B responded to such general solicitation and is hired as a result thereof. For avoidance of doubt, the general solicitation must be made to the public at large and shall not contain requirements or criteria that target the employees of the Joint Venture in violation of this Article 16.2.

(3)

During the term of the Joint Venture and for a period of three and half (3.5) years after it has ceased to hold any Interest in the Joint Venture, Party A shall not, directly or indirectly (including without limitation, through any controlled entity or an Affiliate), or cause any person to directly or indirectly, solicit, induce, canvass or approach or endeavour to solicit, induce, canvass or approach, on behalf of any person, entity, business or group, any person, entity, business or group who or that (i) currently is, or to the best of Party A’s knowledge, has been, a customer, supplier or any third party under a written, contractual relationship with the Joint Venture or Party B at any time during the twelve (12)-month period preceding the date of such solicitation, or from any successor in interest to any such persons for the purpose of securing business or contract related to any Joint Venture Business or to terminate its contract or otherwise cease doing business with the Joint Venture or Party B, or (ii) is currently not a customer, supplier or a party under a contractual relationship with the Joint Venture or Party B or their Affiliates, but who, to the best of Party A’ knowledge, is in discussions with the Joint Venture or Party B or their Affiliates in connection with the establishment of any written contractual relationship related to any Joint Venture Business at any time during the twelve (12)-month period following the date of such solicitation.

(4)	During the term of the Joint Venture and for a period of three and half (3.5) years after the earlier of the date that Party B has ceased to hold any interest in the Joint Venture or the date that Party A has ceased to hold any interest in the Joint Venture, other than sales to, or offer for sale made to, Party B or its Affiliate, then Party A shall not, the Joint Venture shall not, and the Parties agree that the Joint Venture shall not, directly or indirectly, (a) sell or export tires to North America (including the United States, Canada and Mexico), (b) sell tires to a party who intends or is reasonably expected to resell the tires in or into North America, or (c) manufacture or sell tires that are certified or marked to allow sale in North America.

(5)	In the event of a violation of Article 16.2, the restriction period provided hereunder shall be tolled effective the date of the first violation whether known or unknown by non-breaching Party of the provisions in Article 16.2 (the “Non-Breaching Party”) or the Joint Venture, as the case may be, and shall commence to run only upon the grant of relief to the Non-Breaching Party or the Joint Venture, as the case may be for all damages incurred by the Non-Breaching Party or the Joint Venture, as the case may be, whether equitable or at law.

CHAPTER 17 DURATION, TERMINATION AND LIQUIDATION

17.1	Joint Venture Term and Extension. The term of the Joint Venture shall be perpetual (“Joint Venture Term”), and shall commence on the Establishment Date.

17.2	Mutual Termination. This Contract may be terminated at any time upon the written agreement of all of the Parties, in which case the Parties shall instruct the Directors to vote on the resolution to liquidate the Joint Venture as per this Contract and the relevant laws and regulation of the PRC.

17.3	Termination by Party B. Party B shall have the right, at its sole discretion to terminate this Contract under the following circumstances:

(1)	The Parties acknowledge that Party B is subject to various U.S. laws, such as the FCPA and U.S. securities regulations, that may obligate Party B to terminate the Joint Venture under certain circumstances. Accordingly, if Party B has provided written notice to Party A, that Party A or its management or employees have engaged in any of the following conducts, and Party A has failed to remedy such conduct or breach to Party B’s satisfaction within sixty (60) days of receiving such written notice, then Party B shall have the right to terminate this Contract:

(a)	interfered with or refused to reasonably cooperate with the Party B’s or the Joint Venture’s efforts to determine whether a violation or potential violation of the Applicable Laws or JV Policies occurred at the Joint Venture;

(b)	interfered with or refused to reasonably cooperate in remediating violations and potential violations of the Applicable Laws or JV Policies; or

(c)	knowingly participated in, directed, or assisted in concealing any violations of Applicable Laws or JV Policies by the Joint Venture, its subsidiaries and their Affiliated Persons.

(2)	In the event that the ETA is terminated or unwound due to a material breach by Party A of, or the failure by Party A to perform, its obligations and covenants thereunder, including without limitation, failure to satisfy the conditions to Closing (as defined in the ETA) before the Long Stop Date (as defined in the ETA), Party B shall have the right, in its sole discretion, to terminate this Contract.

If the events in Article 17.3 have occurred, Party B shall have the right to terminate this Contract by providing a Termination Notice to Party A, and such termination shall be the grounds for immediate cessation of any payment(s), rebate(s), dividend(s), reimbursement(s) or shipment(s) of products that Party B or the Joint Venture owes to Party A or the Joint Venture, as the case may be.

17.4	Termination by Either Party.

A Party (the “Notifying Party”) shall have the right to terminate this Contract by providing a Termination Notice to the other Parties if any of the following events (each, an “Event of Default”) occurs:

(a)	a Party (not being the Notifying Party) is in Default under Article 18.1, and, if such Default is capable of being cured, such Default is not cured within sixty (60) days of receiving written notice of such Default from the other Parties;

(b)	a Party has notified the Joint Venture that the Joint Venture has failed to fulfill those provisions of Chapter 12 applicable to the Joint Venture, and the Joint Venture has not remedied such conduct within sixty (60) days of receiving written notice of such failure;

(c)	any Party (not being the Notifying Party, and for Party B, either Cooper or CTHC) becomes bankrupt, or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business or becomes unable to pay its debts as they come due so as to become insolvent, in which case the relevant Party shall immediately notify the other Parties in respect of such situation;

(d)	the continuation of conditions or consequences of any event of Force Majeure as provided under Article 20.4 hereunder;

(e)	the Joint Venture becomes bankrupt, or is the subject of proceedings for liquidation or dissolution, or creases to carry on business or becomes unable to pay its debts as they come due; or

(f)	the Business License is revoked, suspended, or amended (in a manner not agreed to in writing by the Parties) or in any other situation such that the Joint Venture is precluded or prevented from carrying out its business.

17.5	Subsequent Obligations Following Service of Termination Notice

(1)	Where a Termination Notice has been served in the circumstances set out in Article 17.3(1), Party B shall have the option, but not the obligation, to purchase the Party A’s Percentage Interest in the Joint Venture in accordance with the procedures below:

(a)	within thirty (30) days of the issuance of the Termination Notice, the Board of Directors shall, by a majority vote, appoint one of the Big Four accounting firms (an “Appraiser”) to determine the fair market value of the Joint Venture, which value should not take into consideration the values of the Cooper IP licensed to the Joint Venture. Such Appraiser shall complete its assessment of the fair market value of the Joint Venture and notify the Parties thereof in writing within sixty (60) days of their appointment.

(b)	Upon completion of the determination of the fair market value of the Joint Venture by Appraiser, Party B shall have the option to purchase Party A’s share of the Registered Capital of the Joint Venture at a price equal to:

fair market value x the Party A’s share of the Registered Capital at the time of valuation

(c)	Party B shall have the right to designate a third party enterprise to purchase all or part of Party A’s Percentage Interest for the price (or portion thereof) set forth in Article 17.5(1)(b) hereof.

(d)	The Parties agree to take all such steps as may be required to promptly effect the sale of the Party A’s Interest in the Joint Venture, including obtaining all necessary government approvals for the transfer of the Interest to Party B (or its designee) and causing their respective Board appointees to approve such transfer, and executing all documents necessary or advisable to effect such transfer. The Parties shall then complete the sale of Party B’s Percentage Interest to Party A within the longer of the period of ninety (90) days after receipt of the Notice or fifteen (15) days after such sale of Percentage Interest is duly approved by the Examination and Approval Authority and registered with the Registration Authority.

If such government approvals are not obtained within one hundred and eighty (180) days after the signing of the interest transfer agreement between the Party A and Party B (or its designee), or such longer period as may be reasonably required to obtain the needed governmental approvals, the exercise of the option shall be null and void and the Joint Venture shall be liquidated, if so proposed by Party B, in accordance with the provisions of Article 17.7 hereof. Such liquidation shall not prejudice the rights that Party B may otherwise have against the Party A.

(2)	Where a Termination Notice has been served in any circumstances except as set out in Article 17.3 and Article 17.4 (a), the following shall apply:

(a)	Within thirty (30) days after the issuance of the Termination Notice, the Board of Directors shall, by a majority vote, appoint an Appraiser to determine the fair market value of the Joint Venture, which value should not take into consideration the value of the Cooper IP licensed to the Joint Venture. Such Appraiser shall complete its assessment of the fair market value of the Joint Venture and notify the Parties thereof in writing within sixty (60) days of their appointment.

(b)	Party B shall have the right, at its sole discretion and by providing a written notice of its intention thereof (“Notice”), to purchase the Percentage Interest of Party A at a price equal to the fair market value as determined by the Appraiser, which value should not take into consideration the values of any Cooper IP licensed to the Joint Venture, multiplied by Party A’s share of the Registered Capital at the time of the valuation. .

The Parties shall then complete the sale of Percentage Interest(s) of Party A to Party B within the longer of the period of ninety (90) days after receipt of the Notice or fifteen (15) days after such sale of Percentage Interest(s) is duly approved by the Examination and Approval Authority and registered with the Registration Authority.

If Party B elects not to exercise its right to purchase the Percentage Interest of Party A within thirty (30) days after receiving the determination of the fair market value from the Appraiser, Party A shall have the right to purchase Party B’s Percentage Interest at a price equal to the fair market value multiplied by Party B’s share of the Registered Capital at the time of the valuation. To exercise its right, Party A shall provide a Notice to Party B within the 30-day period starting from the thirty-first (31st) day after the determination of the fair market value. The Parties shall then complete the sale of Party B’s Percentage Interest to Party A within the longer of the period of ninety (90) days after receipt of the Notice or fifteen (15) days after such sale of Percentage Interest is duly approved by the Examination and Approval Authority and registered with the Registration Authority.

(c)

If no Party wishes to exercise its right to purchase the Percentage Interest(s) of other Party, the Parties shall use all reasonable efforts to sell the Joint Venture as a going concern to one or more third parties, either as a single transaction or a series of transactions. For the purposes of this Article 17.5(2), third parties include Affiliates. The Parties shall cooperate and cause the Directors appointed by them to cooperate in any required re-structuring of the Joint Venture prior to such sale if necessary or desirable to facilitate the same or optimize the salability of the Joint Venture and the business conducted by it and the sales proceeds for the Parties. The price and terms of such sale shall be agreed between the third party (ies) concerned and the Parties.

(3)	Where a Termination Notice has been served due to the occurrence of an Event of Default under Article 17.4(a), the non-breaching Part(ies) (and only the non-breaching Part(ies)) shall have the option, but not the obligation, to purchase the breaching Party’s Percentage Interest in the Joint Venture in accordance with the procedures in Article 17.5(1), whereby the non-breaching Part(ies) shall have the rights and obligations of Party B therein, and the breaching Party shall have the rights and obligations of Party A therein.

(4)	In the event that Party B together with any of their Affiliates ceases to have any interest in the Registered Capital of the Joint Venture, each Party shall take all steps necessary to ensure that the name of the Joint Venture is immediately changed so that it no longer contains any reference to “Cooper” in English or “ ” in Chinese, or the local Chinese language equivalent of such name.

(5)	Termination of this Contract shall not affect the rights and obligations of the Parties and the Joint Venture incurred prior to the termination or caused by such termination. If termination of this Contract is caused by a Party’s breach of any of its obligations under this Contract, then such Party shall compensate the other Parties and the Joint Venture for all their losses resulting from such breach.

17.6	Divestment of Party A

In the event that Party A wishes to divest its equity interest in the Joint Venture after five (5) years commencing from the issuance of the business license of the Joint Venture (or such earlier date as agreed by the Parties), then the Parties shall discuss in good faith regarding a possible mechanism of Party A’s divestment from the Joint Venture to Party B. However, for the avoidance of doubt, in no event shall this article be interpreted as Party A having any put or other option under any circumstance, nor shall Party B have any obligation or liability to purchase the equity interest from Party A or otherwise facilitate or agree to any divestiture.

17.7	Liquidation.

(1)	Liquidation of the Joint Venture shall begin from the earliest of the date of liquidation approval by the relevant Examination and Approval Authority, the date on which this Contract is terminated under the terms hereof (provided a buy-sell is not effected) or by a court or arbitration order.

(2)	The Board shall within fifteen (15) days from the beginning of the liquidation as provided in Article 17.7(1), appoint a liquidation committee that shall be entitled to represent the Joint Venture in all legal matters during the period of liquidation. The liquidation committee shall value and liquidate the Joint Venture’s assets in accordance with applicable PRC laws and regulations and the principles set out herein.

(3)	The liquidation committee shall be made up of three (3) members appointed by the Board. The committee can retain an advisor with respect to such liquidation matters.

(4)	The liquidation committee shall conduct a thorough examination of the Joint Venture’s assets and liabilities, on the basis of which it shall, in accordance with the relevant provisions of this Contract, develop a liquidation plan which, if approved by the Board, shall be executed under the liquidation committee’s supervision. Settlement of any claim, debt or assets under liquidation shall be approved unanimously by members of the liquidation committee; failing such unanimous approval, simple majority approval by the Board shall be required.

(5)	The liquidation expenses, including remuneration to members of and advisors to the liquidation committee, shall be paid in accordance with the PRC law out of the Joint Venture’s assets in priority to the claims of other creditors.

(6)	After the liquidation committee has settled all legitimate debts of the Joint Venture, including, if applicable, the expenses of the liquidation committee in accordance with Article 17.7(5), any remaining assets shall be distributed to the Parties in proportion to their Percentage Interests. With respect to fixed assets distributed to the Parties, in the event that a Party intends to sell such fixed assets to a third party, the other Parties shall have the preemptive right during the liquidation period to purchase such fixed assets on the same terms and conditions and at the same price as offered to any third party.

(7)	On completion of liquidation, the liquidation committee shall prepare a liquidation report and liquidation accounting statement which shall be submitted to the Board for its approval, appoint a certified public accounting firm to examine the report and statement and issue a verification report.

(8)	After completion of the liquidation of the Joint Venture, unless the tax authority requires otherwise, the original accounting books and other documents of the Joint Venture shall be left in the care of Party B to reproduce and retain the original copies of all or any of such books and documents, and shall provide Party A with the copies of such books and documents upon request.

For the purpose of this Article 17, “Termination Notice” shall refer to a written notice sent by one Party to the Other Party for terminating this Contract for cause.

CHAPTER 18 DEFAULT

18.1	If any Party fails to perform any of its material obligations under this Contract (other than solely as a result of an event of Force Majeure) or if any of its representations or warranties under this Contract was materially untrue or inaccurate as of the date made or deemed to be made (a “Default”), such Party shall be deemed to have breached this Contract. In such event, the performing Party (“Performing Party”) may notify the Party in breach in writing that this Contract has been breached, the nature of the breach, and that the breach, if capable of being remedied, shall be remedied within sixty (60) days of the date of such notice. If the breach is not capable of being remedied or, if so capable, has not been remedied by the end of such sixty (60) day period, any Performing Party shall have the right at any time to refer the matter to dispute resolution under this Contract.

CHAPTER 19 INDEMNIFICATION

19.1	Each Party agrees, unless otherwise provided by the laws of the PRC, to indemnify the other Parties and their successors, officers, Directors, employees, agents and shareholders (collectively, “Indemnified Non-Defaulting Parties”), and hold them harmless against any loss, liability, damage, expense, cost and reasonable legal expenses associated therewith, which any of the Indemnified Non-Defaulting Parties may suffer, sustain or become subject to, as a result of (i) any breach of this Contract, including but not limited to any misrepresentation or non-fulfillment of any covenant, undertaking or agreement, by the Party, and (ii) any negligent act or omission or willful misconduct by the Party in the performance of this Contract. In no event shall any Party be liable to the other Parties for any indirect, special or consequential damages.

CHAPTER 20 FORCE MAJEURE

20.1	Scope of Force Majeure. A “Force Majeure Event” shall mean any event, circumstance or condition that (i) directly or indirectly prevents the fulfillment of any material obligation set forth in this Contract, (ii) is beyond the reasonable control of the respective Party, and (iii) could not, by the exercise of reasonable care, have been avoided or overcome in whole or in part by such Party. Subject to the aforementioned items (i), (ii) and (iii), Force Majeure Event includes, but is not limited to, natural disasters such as acts of God, earthquake, windstorm and flood, terrifying events such as war, terrorism, civil commotion, riot, blockade or embargo, fire, explosion, off-stream or strike or other labor disputes, epidemic and pestilence, material accident or by reason of any law, order, proclamation, regulation, ordinance, demand, expropriation, requisition or requirement or any other act of any governmental authority, including military action, court orders, judgments or decrees.

20.2	Notice. Should any Party be prevented from performing the terms and conditions of this Contract due to the occurrence of a Force Majeure Event, the prevented Party shall send notice to the other Parties within fourteen (14) days from the occurrence of the Force Majeure Event stating the details of such Force Majeure Event.

20.3	Performance. Any delay or failure in performance of this Contract caused by a Force Majeure Event shall not constitute a default by the prevented Party or give rise to any claim for damages, losses or penalties. Under such circumstances, the Parties are still under an obligation to take reasonable measures to perform this Contract, so far as is practical. The prevented Party shall send notice to the other Parties as soon as possible of the elimination of the Force Majeure Event, and confirm receipt of such notice.

20.4	Consultations and Termination. Should the Force Majeure Event continue to delay implementation of this Contract for a period of more than one (1) month, the Parties will discuss and work together to find a reasonable and equitable solution or alternative so as to resolve the Force Majeure Event or effectuate, insofar as permissible under the applicable laws, the Parties’ intentions under this Contract. In the event the Parties are unable to find a reasonable or equitable solution or alternative, and such Force Majeure Event continue to delay implementation of this Contract for a period of more than six (6) months, any Party may terminate this Contract by giving notice to the other Parties in accordance with Article 17.4(d).

CHAPTER 21 DISPUTE RESOLUTION

Any disputes, controversy, difference or claim between the Parties arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it (“Disputes”) shall be settled by the Parties amicably through good faith discussions upon the written request of any Party. In the event that any such dispute cannot be resolved thereby within a period of thirty (30) days after such notice has been given, any Dispute shall be finally resolved by arbitration in Hong Kong administered by the Hong Kong International Arbitration Centre (“HKIAC”), using both English and Chinese languages, and in accordance with the HKIAC Administered Arbitration Rules (the “Rules”) in force when the Notice of Arbitration is submitted by a sole arbitrator (the “Sole Arbitrator”). In case the Parties cannot reach to an agreement on the nomination of the Sole Arbitrator within seven (7) days when the Notice of Arbitration is submitted, the HKIAC shall appoint such Sole Arbitrator for the Parties. The award of the Sole Arbitrator shall be final and binding and may be enforced in any court of competent jurisdiction. The prevailing Party(ies) in the arbitration shall be entitled to receive reimbursement of their reasonable expenses (including attorneys’ fees and translation fees) incurred in connection therewith. The arbitration award shall be enforceable under the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards; and the losing Party(ies) shall bear all the arbitration fees and costs paid to HKIAC and the arbitrators, and shall compensate the other Part(ies’) costs related to the arbitration including lawyers’ fees, unless the tribunal awards differently. The Parties shall agree to consolidation of arbitrations concerning the ETA, and/or where common question of law or fact arises in both or all arbitrations concerning the Parties.

CHAPTER 22 GOVERNING LAW & CHANGE OF LAW

22.1	Applicable Law. The formation of this Contract, its validity, interpretation, execution and any performance of this Contract, and the settlement of any Disputes hereunder, shall be governed by published and publicly available laws, rules and regulations of the PRC, the applicable provisions of any international treaties and conventions to which the PRC is a party, and, if there are no published or publicly available PRC laws, rules or regulations, or treaties or conventions governing a particular matter, by general international commercial practices.

22.2	Change of Law. If any Party’s economic benefits as a shareholder in the Joint Venture is adversely and materially affected by the promulgation of any new PRC laws, rules or regulations or the amendment or interpretation of any existing PRC laws, rules or regulations after the Effective Date, the Parties shall promptly consult with each other and use their best endeavors to implement any adjustments necessary to maintain each Party’s economic benefits derived from this Contract on a basis no less favorable than the economic benefits it would have derived if such laws, rules or regulations had not been promulgated or amended or so interpreted.

CHAPTER 23 EFFECTIVE DATE OF THE CONTRACT

23.1	Effective Date. This Contract and the Articles of Association shall become effective on the date on which this Contract and the Articles of Association are approved by the Examination and Approval Authority as evidenced by the issuance of the Certificate of Approval (referred to as the “Effective Date”). In case of conflict between the provisions of this Contract and the provisions of the Articles of Association or any supplemental contracts, the terms of this Contract shall prevail.

23.2	Delivery. Party A shall promptly deliver to Party B copies of all approval certificates and registration documents issued by, and written confirmation of all communications with, the relevant Examination and Approval Authority and Registration Authority and all other relevant government authorities, in respect of this Contract, the Articles of Association, the ETA and any other supplemental contracts, and the operation of the Joint Venture.

CHAPTER 24 MISCELLANEOUS PROVISIONS

24.1	Language. This Contract is written and executed in a Chinese version and in an English version. Both language versions of this Contract are of equal validity and effect.

24.2

Waiver and Preservation of Remedies. No delay on the part of any Party in exercising any right, power or privilege under this Contract shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or other exercise thereof hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have.

24.3	Notices. All notices or other communications under this Contract shall be in writing and shall be delivered or sent to the correspondence addresses or facsimile numbers of the Parties set forth below or to such other addresses or facsimile numbers as may be hereafter designated in writing on seven (7) days’ notice by the relevant Party. All such notices and communications shall be effective: (i) when delivered personally; (ii) when sent by telex, telefacsimile or other electronic means with sending machine confirmation; (iii) ten (10) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) four (4) days after deposit with a commercial overnight courier, with evidence of delivery provided by the courier.

Party A	Address: No. 207 Tianxin Road, Mingcun Town, Pingdu, Qingdao, Shandong Province, PRC

Fax: (86)532-68862860
Attn: Mr.Geng Ming

Party B

COOPER	Address: F17, Kirin Plaza Building, 666 Gubei Road, Shanghai, PRC 200336
Fax: 021-62086722
Attn: Mr. Aaron Hu

CTHC	Address: 701 Lima Avenue, Findlay, OH, U.S.A. 45840
Fax: 419.831.6940
Attn: Stephen Zamansky

24.4	Severability. If any provision of this Contract should be or become fully or partially invalid, illegal or unenforceable in any respect for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Contract shall not in any way be affected or impaired thereby.

24.5	Entire Agreement. This Contract, together with its Appendices which are hereby incorporated by reference as an inseparable and integral part of this Contract, constitutes the entire agreement between the Parties with reference to the subject matter hereof, and supersede any agreements, contracts, representations and understandings, oral or written, made prior to the signing of this Contract.

24.6	Modification and Amendment. No amendment or modification of this Contract, whether by way of addition, deletion or other change of any of its terms, shall be valid or effective unless a variation is agreed to in writing and signed by authorized representatives of each of the Parties and approved by the Examination and Approval Authority.

24.7	Successors. This Contract shall inure to the benefit of and be binding upon each of the Parties and their respective permitted successors and permissible assignees.

24.8	Originals. This Contract is executed in six (6) original counterparts in Chinese, and three (3) original counterparts in English.

24.9	Costs and Expenses. Except as otherwise provided herein, each Party shall be responsible for the costs and expenses it incurred in connection with the negotiation and execution of this Contract, the Articles of Association, and any of the supplemental contracts if applicable.

IN WITNESS WHEREOF, each of the Parties has executed this Contract or has caused this Contract to be executed by its duly authorized officer or officers as of the date first above written.

Party A:

QINGDAO YIYUAN INVESTMENT CO., LTD.

By
Name:
Position:	Legal Representative

Party B:

COOPER TIRE (CHINA) INVESTMENT CO., LTD.

By	/s/ Allen Tsaur
Name:	Allen Tsaur
Position:	Chairman

COOPER TIRE HOLDING COMPANY

By	/s/ Jack Jay McCracken
Name:	Jack Jay McCracken
Position:	Assistant Secretary

SIGNATURE PAGE TO EQUITY JOINT VENTURE CONTRACT

APPENDIX 1

DEFINITIONS AND INTERPRETATION

“Affiliate” means, with respect to any Person, any other Person controlling or controlled by or under common control with such specified Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of shares, registered capital or voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliated Transfer of Party B” shall have the meaning ascribed to it in Article 5.5(4).

“Ancillary Agreements” means collectively, the following agreements executed in connection with the ETA or this Contract: Service Agreement between Cooper Tire & Rubber Company and Qingdao Ge Rui Da Rubber Co., Ltd. , Technical Assistance and Technology License Agreement between Cooper Tire & Rubber Company and Qingdao Ge Rui Da Rubber Co., Ltd. ,and Services Agreement between Qingdao Ge Rui Da Rubber Co., Ltd. and Cooper (and each an “Ancillary Agreement”).

“Appraiser” shall have the meaning ascribed to it in Article 17.5(a).

“Articles of Association” means the articles of association of the Joint Venture executed by the Parties simultaneously with this Contract, as such articles of association may be amended from time to time by the Parties.

“Auditor” means an accounting firm registered in the PRC and being one of the Big Four, engaged at the Joint Venture’s own expense upon resolution of the Board, which shall be the auditor of the Joint Venture and which firm shall be independent of the Parties and independent of the Joint Venture.

“Board of Directors” or “Board” means the board of directors of the Joint Venture established in accordance with this Contract.

“Budget” shall have the meaning ascribed to it in Article 11.1.

“Business License” means the business license of the Joint Venture as issued, amended and replaced, as the case may be, from time to time by the Registration Authority.

“Business Plan” shall have the meaning ascribed to it in Article 11.1.

“Certificate of Approval” means the certificate of approval issued by the Examination and Approval Authority approving this Contract and the Articles of Association.

“Confidential Information” means all technical, financial, business, commercial, operational and strategic information and data, know-how, trade secrets and any analysis, amalgamation, market studies or compilation, whether written or unwritten and in any format or media, concerning, directly or indirectly, the business of the Joint Venture or a Party, which has been prior to the Establishment Date, or which may be during the Joint Venture Term, delivered or furnished by a Party, the Joint Venture, or any of their respective Representatives, to another Parties, the Joint Venture, or any of their respective Representatives, but shall not include any information that: (a) at the time of disclosure is (or thereafter becomes) generally available to the public through no act of any Person in violation of a confidentiality obligation or applicable law; or (b) the receiving Party has obtained lawfully from an independent source not subject to a confidentiality obligation; or (c) the receiving Party can prove was known to it or to its Representatives prior to the receipt of such information from the disclosing party; or (d) is independently developed by the receiving Party without reference to such information.

“Cooper Branded Products” shall have the meaning ascribed to such term in Article 15.4.

“Cooper IP” shall have the meaning ascribed to it in the Ancillary Agreements.

“Deadlock” shall have the meaning ascribed to such term in Article 8.5(1).

“Deadlock Notice” shall have the meaning ascribed to such term in Article 8.5(2).

“Default” shall have the meaning ascribed to it in Article 18.1.

“Director” or “Director of the Joint Venture” means any member of the Board.

“Dispute” shall have the meaning ascribed to such term in Article 21.1.

“Effective Date” means the date on which this Contract comes into effect in accordance with Article 23.1.

“Establishment Date” means the date on which the Joint Venture’s first Business License is issued by the Registration Authority after the completion of the transactions contemplated under the ETA.

“ETA” shall have the meaning ascribed to such term in the Recital.

“Event of Default” shall have the meaning ascribed to such term in Article 17.4.

“Examination and Approval Authority” means the Ministry of Commerce, or its authorized local division or any successor government institution or agency empowered to approve the Asset Purchase Agreement, this Contract, the Articles of Association, and any amendments, supplements, modifications or termination hereof or thereof.

“Exercise Notice” shall have the meaning ascribed to it in Article 5.4(1).

“Free Cash flow” means the after-tax income less the Reserved Funds, and increased by: (i) depreciation and amortization expenses, and (ii) any other non-cash expenses included in the after-tax income.

“Force Majeure Event” shall have the meaning ascribed to it in Article 20.1.

“GAAP” means generally accepted accounting principles.

“HKIAC” shall have the meaning ascribed to it in Article 21.1.

“HKIAC Rules” shall have the meaning ascribed to it in Article 21.1.

“Indemnified Non-Defaulting Parties” shall have the meaning ascribed to it in Article 19.1.

“Joint Venture” shall have the meaning ascribed to it in the Recital.

“Joint Venture Business” shall have the meaning ascribed to it in Article 4.2.

“Joint Venture Laws” means the PRC, Sino-foreign Joint Venture Law (adopted by the National People’s Congress on July 1, 1979 and revised on March 15, 2001) and the Sino-foreign Joint Venture Law Implementing Regulations (promulgated by the State Council on September 20, 1983 and revised on July 22, 2001), and as such laws or regulations may from time to time be amended, or its successor laws.

“Joint Venture Term” shall have the meaning ascribed to such term in Article 17.1 hereof.

“JV Policies” shall have the meaning ascribed to it in Article 12.5.

“Management Personnel” shall have the meaning ascribed to it in Article 9.1(1).

“Non-Breaching Party” shall have the meaning ascribed to it in Article 16.2(5).

“Non-Disclosure and Non-Compete Contract” means the contract between the Joint Venture and each of its key employees (including, without limitation, the General Manager, all other management personnel, and all technical personnel), whereby such key employees undertake to keep confidential the confidential information of the Joint Venture and to refrain from engaging in any business or activities that directly or indirectly compete with any business of the Joint Venture.

“Non-Transferring Parties” shall have the meaning ascribed to it in Article 5.5 (1).

“Notice” shall have the meaning ascribed to it in Article 17.5(2).

“Notifying Party” shall have the meaning ascribed to such term in Article 17.4.

“Party” or “Parties” shall have the meaning ascribed to it in the heading of this Contract.

“Party A’s Percentage Interest” shall have the meaning ascribed to it in the Recital.

“Party B’s Percentage Interest” shall have the meaning ascribed to it in the Recital, together with “Party A’s Percentage Interest”, the “Percentage Interest”.

“Performing Party” shall have the meaning ascribed to it in Article 18.1.

“Person” means any individual, company, legal person enterprise, non-legal person enterprise, joint venture, partnership, wholly owned entity, unit, trust or other entity or organization, including, without limitation, any government or political subdivision or any agency or instrumentality of a government or political subdivision and other body corporate or unincorporated; Person also includes a reference to that Person’s legal representatives, assignees, successors or heirs.

“PRC” or “China” means the People’s Republic of China.

“Products” means tires.

“Protected Party” shall have the meaning ascribed to such term in Article 16.1(1) hereof.

“Purchase Notice” shall have meaning ascribed to it in Article 5.5(2).

“Registered Capital” means the total amount of equity of the Joint Venture pursuant to Chapter 5 as such equity amount may be adjusted according to the relevant provisions of this Contract and relevant PRC law.

“Registration Authority” means the State Administration of Industry and Commerce, or its local division or any successor government institution or agency empowered to issue a Business License to the Joint Venture.

“Renminbi” or “RMB” means the lawful currency of the PRC.

“Representatives” shall have the meaning ascribed to such term in Article 16.1(1) hereof.

“Reserved Funds” means such funds reserved by the Joint Venture, including without limitation, (a) funds legally required by applicable laws to be set aside (for taxes, employee benefit contributions etc.), (b) operating reserves, (c) capital reserves, (d) contingency reserves and (e) funds reserved for debt coverage and debt pay down.

“Sales Notice” shall have the meaning ascribed to it in Article 5.4(1).

“Sales Response” shall have the meaning ascribed to it in Article 5.4(2).

“Senior Management of the Parties” shall have the meaning ascribed to it in Article 8.5(2).

“Sole Arbitrator” shall have the meaning ascribed to such term in Article 21.

“Termination Notice” shall have the meaning ascribed to such term in Article 17.

“Total Investment” means the total amount of funds required to establish and operate the Joint Venture in accordance with its business scope set forth herein, as provided in Article 5.1 and as may be adjusted according to the relevant provisions of this Contract and relevant PRC law.

“Transferring Party” shall have the meaning ascribed to it in Article 5.5 (1).

“Transferred Interest” shall have the meaning ascribed to it in Article 5.4(1).

“Transferring Notice” shall have the meaning ascribed to it in Article 5.5(1).

“Transferred Interest of Transferring Party” shall have the meaning ascribed to it in Article 5.5(1) (b).

“and/or” means that both cases apply, or either the first or the second case applies.

Words used in any gender in this Contract shall include references to all other genders; and words used in the singular in this Contract shall include references to the plural, and vice versa; and references to “day” refers to a calendar day.

Descriptive headings in this Contract are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Contract or any of the Appendices.